Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of MKDWELL Tech Inc. on Form 20-F (File No. 001-42197) of our report dated May 2, 2024, which includes an explanatory paragraph as to the MKDWELL Tech Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Tech Inc. as of December 31, 2023 and for the period from July 25, 2023 (inception) through December 31, 2023, which is incorporated by reference in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

Marcum Asia CPAs LLP

Beijing, China

August 15, 2024

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